UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 11, 2006

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Louisiana, Suite 4400 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

Pursuant to our Second Amended and Restated 2004 Non-Employee Director Incentive Plan, as amended (the “2004 Non-Employee Director Plan”) and effective August 11, 2006, our Board of Directors increased the annual equity grant to non-employee directors from 5,000 shares of restricted stock to 10,000 shares of restricted stock, except that the Vice Chairman of our Board of Directors will be granted 15,000 shares of restricted stock annually. The Board of Directors’ action occurred pursuant to a recommendation by the Compensation Committee of the Board of Directors. Also Effective August 11, 2006 and as recommended by the Compensation Committee, our Board of Directors increased the number of shares of restricted stock to be granted to new non-employee directors under our 2004 Non-Employee Director Plan from 7,500 shares to 10,000 shares. Beginning on September 30, 2006, the annual cash retainer paid to each non-employee director will be increased from $20,000 to $50,000, payable quarterly. Also beginning on September 30, 2006, additional annual compensation for Board committee service, which is payable quarterly, will be as follows:

Board Committee	Committee Chairperson Compensation	Committee Member (excluding Chairperson) Compensation
Audit	$15,000	$5,000
Compensation	$7,500	$2,500
Reserves	$5,000	$2,000

Board members may elect to take all or a portion of the cash compensation mentioned above in our common stock, but such election must be made prior to the beginning of the quarter for which the compensation would be paid and shall be irrevocable for that quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION

By	/s/ Shane M. Bayless
Executive Vice President- Chief Financial Officer and Treasurer

Date: August 17, 2006